Exhibit 10.1

                           II-VI Incorporated
                 Arrangement for Director Compensation
      (Adopted February 24, 2005; Effective as of January 1, 2005)


II-VI Incorporated (the "Company") is providing this written description of the compensation arrangement that the Company currently has with its Board of Directors ("Board"), which the SEC may deem to be a material definitive agreement with the directors.

On February 24, 2005, the Board of Directors, upon recommendation from the Compensation Committee, approved the following compensation arrangement for the Company's non-employee directors effective as of January 1, 2005 (the "Effective Date") which superseded those arrangements which were previously disclosed in the Company's Proxy Statement for its 2004 Annual Meeting of Shareholders:

* Non-employee directors are to receive $15,000 per calendar year in cash compensation for their service on the Board.

* The Chairman of the Audit Committee is to receive an additional $4,000 per calendar year in cash compensation for his or her service.

* The Lead Independent Director is to receive an additional $1,500 per calendar year in cash compensation for his or her service.

* In addition to such retainers, non-employee directors will receive fees for attendance at meetings of the Board of Directors. Attendance by a non-employee director at one or more of the regularly scheduled meetings of the Board of Directors will be compensated in cash at a rate of $1,250 per day, plus reimbursement of expenses. Some of the meetings of the Board of Directors may be held over a two-day period.

* In addition, non-employee directors will receive fees for attendance at Board Committee meetings. Attendance by a non-employee director at one or more of the meetings of the Board's Committees (currently the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) will be compensated in cash at a rate of $850 per day.